GENERAL RELEASE

THIS GENERAL RELEASE (“Release”) is made and entered into by and between Richard S. Swanson (“Executive” or “Mr. Swanson”) and the Federal Home Loan Bank of Des Moines, its subsidiaries and other affiliated entities (collectively the “Bank”).

RECITALS

A.    Mr. Swanson has been employed by the Bank for a number of years;

B.	The Bank has decided to terminate Mr. Swanson’s Employment Agreement under the provisions of Section 10(e);

C.	Mr. Swanson and the Bank have agreed to the following terms of a Release as provided for in Mr. Swanson’s Employment Agreement.
The purpose of this Release is to document and confirm the terms and conditions that have been discussed and agreed upon in connection with Mr. Swanson’s termination from the Bank. As specified below, the Agreement takes effect on the eighth day after the date Mr. Swanson signs a copy of the Release (the “Effective Date”). Those terms and conditions are as follows:

1.    Mr. Swanson’s Termination Date will be June 30, 2016 (“Termination Date”). Except as specifically provided herein, Executive’s rights and benefits as an employee cease effective on the Termination Date. Except as otherwise provided below, not later than the Bank’s next regular pay date following the Termination Date, Executive shall be paid all salary and unused vacation accrued through the Termination Date. Executive acknowledges that he has received proper notice of the termination of his employment pursuant to Section 10(e) of his Employment Agreement.

2.    Based upon his acceptance and execution of this Agreement, (and the expiration of any right of rescission provided herein or at law), Executive will be paid:

a.    Severance Pay. Severance Pay in the amount of two times Mr. Swanson’s Base Salary (as defined in his Employment Agreement) as in effect on the Date of Termination will be paid in one lump sum payment on the first usual payroll following the Termination Date. Payments made under this provision shall be direct deposited into a bank account provided by Executive.

b.    Incentive Plans. (i) One times Mr. Swanson’s targeted non-deferred award under the 2016 incentive plan; (ii) an award as provided for under the Bank’s 2016 incentive plan, prorated based on employment through June 30, 2016 and calculated in accordance with the terms of the 2016 incentive plan as if Mr. Swanson’s termination were due to death or disability; (iii) deferred incentive pay equal to any unpaid awards from incentive plans covering 2013, 2014 and 2015, with the amount of such awards calculated in accordance with the terms of the applicable incentive plan as if the termination were due to death or disability; and (iv) an award under the Integration Performance Incentive Plan in an amount equal to what Mr. Swanson would have been entitled to receive had he been employed with the Bank at the time of payout of awards under such plan. All incentive plan awards shall be paid in accordance with the terms of the applicable incentive plan and Mr. Swanson’s applicable deferral elections.

c.    Defined Benefit Plans. In recognition of the fact that Mr. Swanson and the Bank had intended his retirement to occur in mid-2017 before discussions began concerning the merger, the Bank will provide additional age and service credits under its non-qualified defined benefit pension plan so that Mr. Swanson’s pension benefits at the Termination Date will be substantially equivalent to what they would have been had he retired as planned on June 30, 2017. In addition to the foregoing, Mr. Swanson shall be entitled to all of the benefits otherwise entitled to him pursuant to the terms of these plans.

d.    Defined Contribution Plans. Mr. Swanson will be permitted to make voluntary employee contributions as allowed under the Bank’s qualified and non-qualified defined contribution retirement savings plans for 2016 through his Termination Date, and the Bank will match his contributions as provided under the qualified and non-qualified plans for 2016 through his Termination Date. In addition to the foregoing, Mr. Swanson shall be entitled to all of the benefits otherwise entitled to him pursuant to the terms of these plans.

e.    Continuation of Group Health and Dental Benefits. Employee may elect to continue coverage under the Bank’s medical, dental and vision plans as provided by the health care continuation rights under Iowa Code chapter 509B. If Executive elects to continue coverage, as further consideration, the Bank will pay its portion of the cost of such continuation coverage for a period of one year as if the Executive had continued in active employment. After the end of the one year period, the entire cost of the coverage shall be paid by the Executive and coverage may continue for an additional six months under the COBRA-like continuation plan.

f.    Deductions from Lump Sum Payment. Executive acknowledges and agrees that the Bank will deduct from the payments made under Paragraphs 2(a) and 2(b) any applicable payroll deductions required by law, including, but not limited to, FICA, and state and federal income taxes as well as an amount equivalent to one year of the active employee portion of the cost of continuation coverage as set forth in Paragraph 2(e).

3.    Executive acknowledges and agrees that the foregoing monetary sums and other described benefits are being paid to Executive in full settlement, accord and satisfaction of any and all claims he has, or may have against the Bank up to the date of the execution of this Release, and further agrees that the severance pay and benefits are sufficient consideration for this Release. Executive will not seek any further compensation or relief for any claim, damage, costs, or attorney’s fees in connection with the matters encompassed by this Release.

4.    Executive has the right to consider this Release for at least twenty-one (21) days from the day that he receives it.

5.    Executive agrees that, following the Termination Date, he will cooperate with any request the Bank may make for information and assistance with respect to any matter involving him during his period of employment. Mr. Swanson agrees to provide reasonable assistance to the Bank and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Mr. Swanson was employed by the Bank. The Bank shall have no obligation to compensate Mr. Swanson for any cooperation provided, except for reimbursement of any reasonable out-of-pocket expenses incurred by Executive in connection therewith.

6.    In consideration of the payments, promises and covenants of the Bank contained herein, Executive hereby irrevocably and unconditionally releases, remises, and forever discharges the Bank and each of the Bank’s owners, members, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting on behalf of, by, through, under or in concert with any of them from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys’ fees and costs), of any nature whatsoever, in law or equity, which Executive ever had, now has, or Executive’s heirs, executors and administrators hereafter may have, from the beginning of time to the date Executive signs this Release, arising from, or otherwise related to, Executive’s employment relationship with the Bank or the termination thereof, including, but not limited to, any claims arising from any alleged violation by the Bank of any federal, state or local statutes, ordinances or common laws, including but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Iowa’s Wage Payment Collection Act, Iowa Code Chapter 91A; any employee handbook, policy manual or other documents outlining terms and conditions of employment, as well as any and all claims in tort or contract as of the effective date of this Release, and any claims in violation of the public policy of the State of Iowa.

7.     Executive expressly acknowledges this Release is intended to include in its effect, without limitation, any and all claims concerning Executive’s employment with the Bank of which Executive knows or does not know, should have known, had reason to know or suspect existed in Executive’s favor at the time of execution hereof. Executive recognizes this Release extinguishes any such claim or claims and that Executive has no legal recourse, now or in the future, against the Bank for any of the claims set forth herein.

Executive further agrees, promises and covenants that neither Executive, nor any person, organization or any other entity acting on Executive’s behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Bank, its parents, affiliates and successors and its and their officers, directors, employees, agents and representatives, involving any matter which occurred in the past up to the date of Executive’s signing of this Release, including any continuing effects thereof, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

This waiver and release does not affect those rights or claims that cannot be waived by law, nor does it affect any indemnification rights of the Executive pursuant to either the Bank’s Bylaws in effect as of the Effective Date of this Release, or the Amended and Restated Indemnification Agreement between the Executive and the Bank.  While nothing contained in this Release shall be interpreted to prevent the United States Equal Employment Opportunity Commission from investigating and pursuing any matter which it deems appropriate, Executive understands and agrees that, by signing this Release, he is waiving any and all rights to reinstatement, damages, remedies, costs, attorney’s fees, or other relief as to any claims released and any rights waived as a result of execution of this Release.

8.    Executive agrees and acknowledges that in the course of his employment with the Bank, he has received, used, had access to, became familiar with and/or participated in the creation of, highly Confidential Information owned or possessed by the Bank and its clients, and/or involving the Bank personnel and personnel actions, and/or used in connection with the Bank business. His employment has also included the provision of services to the Bank’s Board of Directors and Executive understands and acknowledges that the Bank and those individuals concerned have a legitimate interest in preserving, as well as the legal right to preserve, the confidentiality of financial, and business information pertaining to any of them (“Confidential Information”). For purposes of this Release, “Confidential Information” includes, but is not necessarily limited to, information not generally known to the public that relates, directly or indirectly, to the financial or business interests or activities of the Bank, or any personal or private interests of the Bank’s employees, customers, its current or former directors or officers.

Executive agrees, on behalf of himself and his heirs, representatives, successors, and assigns, that, in perpetuity, Executive will preserve the confidentiality of all this Confidential Information and will never disclose, misappropriate, use, or provide any Confidential Information to any third party, including, but not limited to, members of his own family and anyone employed by or affiliated with the news media. For purposes of this Release, “disclosure” of Confidential Information includes, but is not necessarily limited to, any oral, written, or other transfer of Confidential Information, whether direct or indirect and whether in person, by telephone, by electronic communication including, but not limited to email, Internet or Web posting or blog, by participating in any media interviews, or by any other means, regardless of the reason or circumstances for such transfer.

Executive understands and acknowledges that any threatened or actual disclosure of Confidential Information in violation of this Release could cause irreparable harm to the Bank and to current or former employees, customers, directors, officers or related parties involved with the Bank and could lead to adverse consequences for Executive. Such adverse consequences could include, but are not necessarily limited to, the initiation of an action against Executive for injunctive relief to restrain any further disclosure of Confidential Information and to recover money damages.

Executive agrees that his disclosure of any such information could be a violation of applicable law and cause irreparable damage to the Bank and its current or former employees or customers. Employee agrees that applicable law controls his need to maintain confidentiality of said information and such law is not superseded by the terms of this agreement.

9.    Executive represents and certifies that Executive has carefully read, and fully understands, all of the provisions and effects of this Release, and has had an opportunity to consult with an attorney. Executive further represents and certifies that Executive entered into this Release voluntarily and that neither the Bank nor its agents, representatives or attorneys, made any representations concerning the terms, interpretation or application of this Release other than those contained herein.

10.     The parties hereto agree not to make any written or oral statement that may disparage the reputation of the other party or in the case of statements by Executive that may disparage the reputation of any current or former employees of the Bank.

11.    The benefits set forth in Paragraph 2 are being made pursuant to the terms of the Employment Agreement and in consideration of this Release and shall not in any way be construed as an admission by the Bank of any wrongdoing or liability in connection with his employment or termination of his employment with the Bank. No statement in this Release or payment made pursuant to this Release constitutes, nor should it be deemed to constitute, an admission by the Bank of any violation of law or any wrongdoing whatsoever.

12.    This Release is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13.    Should a court declare or determine any provision of this Release to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. It is the parties’ intent that the part, term or provision declared or determined to be illegal or invalid shall be deemed not to be a part of this Release.

14.    This Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understanding between the parties pertaining to the subject matter hereof.

15.    Executive understands he has the right to consult with an attorney and has been encouraged by the Bank to consult with an attorney before agreeing to the terms of this Release. Executive has at least twenty-one (21) days from the day that he receives this Release, not counting the day upon which he receives it, to consider whether he wishes to sign it. If he signs the Release before the end of the 21-day period, he agrees that he will have done so knowingly and voluntarily, without undue influence, duress or any type of pressure by the Bank. Additionally, if Executive signs the Release before the Termination Date, he understands and agrees he will not be entitled to the payments under this Release, until after the Termination Date and the seven-day rescission period has expired without his rescinding the Release.

16.    Executive may rescind this Release at any time within seven (7) days after Executive signs it, not counting the day upon which Executive signs it. This Release will not become effective or enforceable unless and until the seven-day rescission period has expired without his rescinding it. The Bank will have no obligation to Executive under this Release unless and until Executive has signed it and will have no obligation to make payment to Executive under this Release until after the Termination Date and until the seven-day rescission period has expired without his rescinding the Release.

17.    To rescind this Release, Executive understands that he must send written notice of revocation to Aaron B. Lee, SVP/General Counsel and Corporate Secretary, Federal Home Loan Bank of Des Moines, 801 Walnut Street, Suite 200, Des Moines, Iowa 50309 for receipt on or before the seventh day.

18. Executive agrees to hold confidential the terms of this Release from all persons who do not have a specific business-related need to know, unless required to divulge these matters by legal process.

19. The rights and benefits under this Release are personal to Executive and such rights and benefits shall not be subject to assignment, alteration or transfer, except to the extent such rights and benefits are lawfully available to the estate, trusts or beneficiaries of Executive upon death.

20.     Executive warrants, represents and agrees that he is not relying upon the advice of the Bank or its counsel as to the legal or income tax consequences of this Release.

PLEASE READ CAREFULLY. BY SIGNING THIS DOCUMENT YOU ARE RELEASING ALL CLAIMS. YOU HAVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. IF YOU SIGN THIS RELEASE, YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE. THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE TERMINATION DATE AND UNTIL A SEVEN (7) DAY PERIOD FOLLOWING YOUR EXECUTION OF THIS RELEASE HAS EXPIRED.

[Signatures on following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Executive and the Bank have executed the foregoing Release.

FEDERAL HOME LOAN BANK OF DES MOINES		EXECUTIVE

By:	/s/ Michael L. Wilson	/s/ Richard S. Swanson

Date Signed:	July 8, 2016	Date Signed:	July 7, 2016